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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Allegiance Telecom, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLEGIANCE TELECOM, INC.
9201 North Central Expressway
Dallas, Texas 75231

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, July 29, 2003
Time:	11:00 a.m., local time
Place:	9201 North Central Expressway Dallas, Texas 75231

To Our Stockholders:

        We invite you to attend our 2003 annual meeting of stockholders to consider and vote upon the following:

  1.
  To elect three members to our Board of Directors, each to serve for a three year term as Class II Directors.

  2.
  To ratify the appointment of KPMG LLP as our independent public accountants for fiscal year ended December 31, 2003.

  3.
  To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors unanimously recommends that you vote to approve each of these proposals. The above items of business are discussed in more detail in the proxy statement accompanying this notice.

        Stockholders of record at the close of business on June 2, 2003 will be entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the meeting. This notice of annual meeting of stockholders and the enclosed proxy statement, proxy card and annual report on Form 10-K is being sent on or about June 9, 2003 to those persons entitled to vote at our 2003 annual meeting of stockholders.

        Your vote is important. Whether or not you plan to attend the annual meeting in person, and regardless of the number of shares you own, please vote by completing, signing, dating and returning the enclosed proxy card promptly in the enclosed envelope. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

                      By order of the Board of Directors,

                      Mark B. Tresnowski
                       Executive Vice President, General Counsel and
                      Secretary

                      Dated: June 9, 2003

Expected to be mailed to stockholders on or about June 9, 2003

ALLEGIANCE TELECOM, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 29, 2003

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD	29
Proposal 1: Election of Directors	29
Proposal 2: Ratification of Appointment of KPMG LLP	29
Other Matters	30
INFORMATION ABOUT SUBMITTING STOCKHOLDER PROPOSALS	30
OTHER INFORMATION	30

QUESTIONS AND ANSWERS ABOUT VOTING

Q:
Why did you send me this proxy statement?

A:
This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the July 29, 2003 annual meeting of stockholders (referred to as the "Annual Meeting"). A proxy is a legal designation of another person to vote the stock that you own. This proxy statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

  Stockholders of record as of the close of business on June 2, 2003 are entitled to vote. This proxy statement, the accompanying proxy card and our annual report on Form 10-K are being sent to stockholders on or about June 9, 2003. In this proxy statement, Allegiance Telecom, Inc. is generally referred to as "Allegiance Telecom," "we" or "our company."

Q:
How many votes do I have?

A:
Each share of Allegiance Telecom common stock that you own on June 2, 2003 entitles you to one vote.

Q:
How do I vote?

A:
Stockholders with shares registered directly with EquiServe, our transfer agent, may vote any of the following ways:

  1.
  You can go to http://www.eproxyvote.com/algx to vote by proxy via the Internet,

  2.
  You can call 1-877-779-8683 (toll-free) to vote by proxy via telephone,

  3.
  You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, or

  4.
  You can attend the Annual Meeting and vote in person.

  Stockholders may save us expense by voting their shares over the telephone or on the Internet. Step-by-step instructions will be provided by a recorded telephone message or at the designated web site on the Internet. If you attend the Annual Meeting, we will give you a ballot when you arrive to vote in person. If you hold your shares in the name of a bank, broker or other agent, the availability of telephone and Internet voting depends on their voting processes. Please see the discussion in the following question.

Q:
If my broker holds my shares in "street name", will my broker vote my shares for me?

A:
Your broker will vote your shares if you provide instructions on how to vote. Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our standard form proxy card. Beneficial owners may also be able to vote by telephone or the Internet. You should follow the instructions on the form you receive from your bank, broker or other agent.

  A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe, our transfer agent, for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet at the following address on the web: http://www.proxyvote.com and by following the instructions on your screen.

Q:
What if a stockholder does not specify a choice for a matter when returning a proxy?

A:
Stockholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all Director nominees and FOR the proposal to ratify the appointment of KPMG LLP.

Q:
What does it mean if I receive more than one proxy card?

A:
It means you have multiple accounts with banks, brokers and/or our transfer agent. Shares registered in your name are covered by the proxy card sent by our transfer agent, EquiServe. If you also hold shares through a bank, broker or other agent, you may get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request that you receive.

Q:
Can I change my vote or revoke my proxy?

A:
You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of the following ways:

1.
You can send a written notice stating that you would like to revoke your proxy to our Corporate Secretary at the following address:

    Allegiance Telecom, Inc.
    700 E. Butterfield Road, Suite 400
    Lombard, IL 60148
    Attention: Corporate Secretary, Mark B. Tresnowski

  2.
  You can complete and submit a new proxy card.

  3.
  You can cast a later vote using the Internet or telephone voting procedures.

  4.
  You can attend the Annual Meeting and vote in person. Simply attending this meeting, however, will not revoke your proxy.

  5.
  If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:
Will there be any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual Meeting?

A:
Our management does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters.

Q:
How are votes counted?

A:
Stockholders of record of our common stock as of the close of business on June 2, 2003, are entitled to vote at the Annual Meeting. As of June 2, 2003, there were                         shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. There is no cumulative voting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as our Board of Directors recommends.

  The presence in person or by proxy of a majority of the shares of common stock outstanding will constitute a quorum for the transaction of business at the Annual Meeting. Under Delaware law, broker "non-votes" are counted for purposes of determining whether a quorum is present. A broker "non-vote" occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions from the beneficial owner. A shareholder voting for the election of directors may "withhold" authority to vote for all or certain nominees for directors. A shareholder may also "abstain" from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any proposal are also counted for purposes of determining whether a quorum is present.

  Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore, will have no effect on the proposal to elect directors.

  Stockholders' votes will be tabulated by our transfer agent, EquiServe, who will act as inspectors of election for the Annual Meeting.

Q:
How are proxies being solicited and who pays for the solicitation of proxies?

A:
Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of the solicitation of proxies.

  We will also request banks, brokers and other nominees to forward proxy materials to the beneficial owners. We will reimburse such persons and our transfer agent for their reasonable expenses in forwarding proxy materials. We have also engaged Georgeson Shareholder Communications Inc. to assist in distributing proxy materials to these institutions.

Q:
Can I access future annual reports and proxy statements electronically?

A:
Most stockholders can elect to view future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail. By choosing this option, you can save us the cost of producing and mailing these documents. If you want to take advantage of this electronic delivery service, you must have access to an e-mail account and the Internet as well as an Internet browser.

  If you are a stockholder of record and you would like to view future annual reports and proxy statements over the Internet, go to http://www.econsent.com/algx. Shareholders who elect this option will be notified each year by e-mail as to how to access the proxy materials and how to vote their shares on the Internet. You will continue to receive our annual reports and proxy statements electronically so long as your account remains active or until you cancel your enrollment. You are free to cancel enrollment at any time at http://www.econsent.com/algx on the Internet.

  If you hold your Allegiance Telecom common stock through a bank, broker or other agent, please refer to the information provided by that entity for instructions on how to elect to view future annual reports and proxy statements over the Internet.

Q:
I currently receive many copies of the annual report and proxy statement. Can I save the company expense and receive only one copy?

A:
Under the rules of the Securities and Exchange Commission, we are allowed to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside, if we reasonably believe the stockholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports and proxy statements. Each stockholder in the household will continue to receive a separate proxy card.

  If you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow the instructions below. Similarly, if you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions below.

    1.
    If your shares are registered with EquiServe, our transfer agent, please contact them at (781) 575-2879 or by writing to them at EquiServe Trust Company, N.A., Shareholder Services, P.O. Box 43069, Providence, Rhode Island 02940-3069.

    2.
    If a bank, broker or other nominee holds your shares, please contact that bank, broker or other nominee directly.

Q:
Who can help answer my other questions?

A:
If you have more questions about voting or wish to obtain another proxy card, you should contact:

  Andrew Albrecht
  Vice President, Investor Relations
  Allegiance Telecom, Inc.
  3500 Piedmont Road, Suite 340
  Atlanta, Georgia 30305
  Phone: (404) 475-4102
  Facsimile: (404) 475-4105
  Email: andrew.albrecht@algx.com

GOVERNANCE OF THE COMPANY

Who are Allegiance Telecom's Directors, Executive Officers and Other Senior Vice Presidents?

        The following table sets forth certain information regarding our Board of Directors, executive officers and other senior vice presidents, as of March 31, 2003.

Name	Age	Position(s)
Royce J. Holland	54	Chairman of the Board and Chief Executive Officer
C. Daniel Yost*	54	President, Chief Operating Officer and Director
Thomas M. Lord*	46	Executive Vice President of Corporate Development, Chief Financial Officer
Anthony J. Parella	43	President, Retail and Telecom Services and Director
Mark B. Tresnowski	43	Executive Vice President, General Counsel and Secretary
Kevin M. Joseph	38	Senior Vice President, Federal Governmental Affairs
G. Clay Myers	43	Senior Vice President, Finance and Accounting
J. Timothy Naramore	40	Senior Vice President and Chief Information Officer
Lawrence E. Strickling	50	Senior Vice President, Industry and State Regulatory
Deborah Surrette	47	President, Broadband and Wholesale Services
James E. Crawford, III	57	Director
Paul J. Finnegan	50	Director
Jacob J. Goldberg	56	Director
Reed E. Hundt	55	Director
Andrew D. Lipman*	51	Director
James M. Perry, Jr.	42	Director

*
Nominee for Director

        Royce J. Holland, Co-founder of Allegiance Telecom, Chairman of the Board and Chief Executive Officer since August 1997. Mr. Holland has more than 25 years of experience in the telecommunications, independent power and engineering/construction industries. Prior to founding Allegiance Telecom in April 1997, Mr. Holland was one of several co-founders of MFS Communications, Inc. ("MFS Communications") where he served as President and Chief Operating Officer from April 1990 until September 1996 and as Vice Chairman from September 1996 to February 1997. In January 1993, Mr. Holland was appointed by President George Bush to the National Security Telecommunications Advisory Committee. Mr. Holland served as the Chairman of the Association for Local Telecommunications Services, the industry trade organization for the competitive local telephone sector, from December 1998 to January 2000. Mr. Holland was appointed by Texas Governor George W. Bush to the Texas (Electronic) E-Government Task Force in 1999 and subsequently served as a member of the Bush/Cheney presidential transition team in 2000-2001. Mr. Holland also presently serves on the board of directors of MetaSolv Software, Inc., a publicly traded telecommunications software provider.

        C. Daniel Yost, President and Chief Operating Officer since February 1998 and Director since March 1998. Mr. Yost has more than 26 years of experience in the telecommunications industry. From

July 1997 until he joined Allegiance Telecom, Mr. Yost was the President and Chief Operating Officer for U.S. Operations of Netcom On-Line Communications Services, Inc., a leading Internet service provider. Mr. Yost served as the President, Southwest Region of AT&T Wireless Services, Inc. from June 1994 to July 1997. From July 1991 to June 1994, Mr. Yost was the President, Southwest Region of McCaw Cellular Communications/LIN Broadcasting. Mr. Yost also presently serves on the board of directors of ADC Telecommunications Inc., a publicly traded telecommunications equipment and services company and Ace Cash Express Inc., a publicly traded provider of retail financial.

        Thomas M. Lord, Co-founder of Allegiance Telecom, Director and Executive Vice President of Corporate Development and Chief Financial Officer since August 1997. Mr. Lord is responsible for overseeing Allegiance Telecom's mergers and acquisitions, corporate finance and investor relations' functions. Mr. Lord is an 18-year veteran in investment banking, securities research and portfolio management, including serving as a Managing Director of Bear, Stearns & Co. Inc. from January 1986 to December 1996. In the five-year period ending December 1996, Mr. Lord oversaw 43 different transactions valued in excess of $6.2 billion for the telecommunications, information services and technology industries.

        Anthony J. Parella, President, Retail and Telecom Services since August 2002 and Director since December 1999. Mr. Parella joined Allegiance Telecom in August 1997 as Regional Vice President-Central Division, was promoted to National Vice President of Field Sales in August 1998, Senior Vice President of Field Sales and Customer Care in October 1999 and Executive Vice President in July 2000. Mr. Parella has more than 10 years of experience in the telecommunications industry. Prior to joining Allegiance Telecom, Mr. Parella was Vice President and General Manager for MFS Intelenet, Inc., an operating unit of MFS Communications, from February 1994 to January 1997, where he was responsible for that company's sales and operations in Texas. Mr. Parella also served as Director of Commercial Sales for Sprint Corporation from 1991 to January 1994.

        Mark B. Tresnowski, Executive Vice President and General Counsel since August 2002. Mr. Tresnowski has been the Secretary of Allegiance Telecom since September 1997 and joined our company as Senior Vice President in February 1999. Mr. Tresnowski practiced law at Kirkland & Ellis for 13 years and was a partner of that firm from October 1992 to January 1999. In private practice, Mr. Tresnowski specialized in private and public financings, mergers and acquisitions and securities law.

        Kevin M. Joseph, Senior Vice President of Federal Governmental Affairs since June 2001. Mr. Joseph joined our company in March 2000 as Vice President of Government Affairs. Prior to that, Mr. Joseph was Vice President of Government Affairs for AT&T Broadband from February 1999 to March 2000. Mr. Joseph served on the United States Senate Committee on Commerce, Science and Transportation Subcommittee on Communications from 1991 to 1999 and was Senior Counsel to this Committee from 1996 to 1999. From 1988 to 1991, Mr. Joseph also served on the U.S. Representatives' Committee on Energy and Commerce, Subcommittee on Telecommunications and Finance. Mr. Joseph presently serves on the board of directors to the Hollings Cancer Center at the Medical University of South Carolina and as a member of the board to Spoleto Festival USA.

        G. Clay Myers, Senior Vice President of Finance and Accounting since December 1999. Prior to this position at Allegiance Telecom, Mr. Myers was the Vice President, Finance, Chief Financial Officer and Treasurer of PageMart Wireless, Inc. Prior to PageMart, Mr. Myers was Senior Operations Manager for Dell Computer Corporation from 1991 to 1993 and was with Ernst & Young, LLP from 1982 to 1991. Mr. Myers is a certified public accountant.

        J. Timothy Naramore, Senior Vice President and Chief Information Officer since July 2000. Mr. Naramore joined our company as Director of Web Enablement in June 1998 and later became Vice President of Information Systems in September 1999. Mr. Naramore brings over 18 years of information systems development experience to his role and is currently responsible for developing, implementing and supporting our company's internal back office systems. Prior to joining Allegiance Telecom, Mr. Naramore served as Director of Engineering at Netcom On-Line Communications

Services, Inc. overseeing the development of their web hosting operation, from May 1997 to June 1998. Prior to that, Mr. Naramore held a variety of technical and leadership positions in the information systems group at Frito-Lay, Inc. from 1988 to 1997.

        Lawrence E. Strickling, Senior Vice President of Industry and State Regulatory Affairs since June 2002. Prior to that, Mr. Strickling was Executive Vice President and General Counsel of CoreExpress, a privately held Internet startup company, and a member of the board of directors of NetworkPlus, a competitive local exchange carrier. From 1998 to 2000, Mr. Strickling was Chief of the Common Carrier Bureau at the Federal Communications Commission. Prior to joining the FCC, Mr. Strickling held a number of legal and regulatory positions at Ameritech, including Vice President—Public Policy from 1993-97 and Vice President and Associate General Counsel from 1991-93. Prior to joining Ameritech in 1987, Mr. Strickling was a partner at the law firm of Kirkland & Ellis.

        Deborah Surrette, President, Broadband and Wholesale Services since January 2003. Ms. Surrette comes to Allegiance Telecom with over twenty years of experience in the telecommunications industry. Prior to joining Allegiance Telecom, Deborah spent sixteen years with WorldCom. Most recently, she was Senior Vice President of WorldCom's Major and National Account Organization for approximately two years, responsible for managing a sales division with over $4 billion in annual revenues. Deborah's organization managed relationships with both mid-size and large corporate clients. Her team was also responsible for sales engineering, project management and maintenance of these services for clients. Prior to that position, Ms. Surrette was a Regional Vice President of WorldCom responsible for the Eastern Division for approximately four years. Prior to her career with WorldCom, Deborah was a Director of Sales for Cable and Wireless Communications for four years.

        James E. Crawford, III, Director since August 1997. Mr. Crawford has been a Managing Member of Frontenac Company, a Chicago-based private equity investing firm, since September 2000, where he specializes in investing in companies in the telecommunications and technology industries. From August 1992 to September 2000, he was a general partner of Frontenac Company. Affiliates of Frontenac Company are stockholders of Allegiance Telecom. Mr. Crawford also presently serves on the board of directors of Focal Communications Corporation, a publicly traded competitive local exchange carrier that competes with Allegiance Telecom in certain markets and SI International, a publicly traded provider of computer, information technology and network services to the Federal government.

        Paul J. Finnegan, Director since August 1997. Since January 1993, Mr. Finnegan has been a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. An affiliate of Madison Dearborn Partners, Inc. is a stockholder of Allegiance Telecom. Mr. Finnegan also presently serves on the board of directors of Rural Cellular Corporation, a publicly traded rural cellular telephone operator and Focal Communications Corporation, a publicly traded competitive local exchange carrier that competes with Allegiance Telecom in certain markets.

        Jacob J. Goldberg, Director since January 2003. Mr. Goldberg has over 30 years of experience in the telecommunications industry. From August 1997 until his retirement in March 2000, Mr. Goldberg served as President of Telecom Industry Services for Bell Atlantic. From January 1994 to August 1997, Mr. Goldberg served as Vice President of Wholesale Markets for NYNEX overseeing marketing, sales and customer service provided to NYNEX's wholesale customers. Prior to that, from 1989 to December 1993, Mr. Goldberg served as Vice President of Network Interconnection Marketing and Sales and Managing Director of access markets at NYNEX. Mr. Goldberg serves and has served on the Board of Directors of a number of telecommunications related companies.

        Reed E. Hundt, Director since March 1998. Mr. Hundt served as Chairman of the Federal Communications Commission from 1993 to 1997. He currently serves as Chairman of The Forum on Communications and Society at The Aspen Institute. Mr. Hundt has been a senior advisor on information industries to McKinsey & Company, a worldwide management consulting firm since 1998 and a special advisor to Blackstone Group, a New York-based private equity investing firm since 2000.

Mr. Hundt has been a venture partner at Benchmark Capital, a venture capital firm since 1999 and a principal of Charles Ross Partners, LLC, a consulting firm. Mr. Hundt also presently serves on the board of directors of Intel Corp., a publicly traded manufacturer of computer, networking and communications products. Prior to joining the FCC, Mr. Hundt was a partner at Latham & Watkins, an international law firm.

        Andrew D. Lipman, Director since April 2001. Mr. Lipman is currently Vice Chairman and Senior Partner at the Washington, D.C. law firm Swidler Berlin Shereff Friedman, LLP, where he heads the firm's telecommunications practice. He has been a partner since 1988. From 1986 to 1996, Mr. Lipman also served as Senior Vice President for Legal and Regulatory Affairs at MFS Communications. Mr. Lipman also presently serves on the board of directors of Management Network Group, Inc., a publicly traded management consulting company and Nu Skin Enterprises, Inc., a publicly traded personal care and nutritional products company.

        James N. Perry, Jr., Director since August 1997. Since January 1999, Mr. Perry has been a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. From January 1993 to January 1999, Mr. Perry was a Vice President of Madison Dearborn Partners, Inc. An affiliate of Madison Dearborn Partners, Inc. is a stockholder of Allegiance Telecom. Mr. Perry also presently serves on the board of directors of Focal Communications Corporation, a publicly traded competitive local exchange carrier that competes with Allegiance Telecom in certain markets, XM Satellite Radio Holdings Inc., a publicly traded provider of audio entertainment and information programming, and Madison Rider.

        Our Chief Executive Officer, President and Chief Financial Officer are elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as convenient.

About the Board of Directors and its Committees.

Board

        Our by-laws provide that the number of Directors shall be determined by resolution of our Board of Directors. The Board currently consists of 10 Directors. Our by-laws provide that our Directors will be elected by plurality vote of our stockholders, without cumulative voting. No Director may be removed from office without cause and without the vote of the holders of a majority of the outstanding voting stock.

        The Board of Directors is divided into three classes, as nearly equal in number as possible, with each Director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Lipman, Lord and Yost are Class II Directors whose terms expire at the Annual Meeting. Messrs. Holland, Hundt and Perry are Class III Directors whose terms expire at the 2004 annual meeting of our stockholders. Messrs. Crawford, Finnegan, Goldberg and Parella are Class I Directors whose terms expire at the 2005 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the class of Directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. In the interim between annual meetings, our Board has the authority under our charter and by-laws to increase or decrease the size of the Board and fill vacancies.

        During the fiscal year ended December 31, 2002, our Board of Directors met 14 times. During the fiscal year ended December 31, 2001, all of our incumbent Directors, other than Andrew Lipman, attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served. Mr. Lipman attended all of our regularly scheduled Board meetings. Due to scheduling conflicts, Mr. Lipman was unable to attend some of our special Board meetings. Note that in the Board/committee meetings that Mr. Lipman missed, he followed up with our Chairman of the Board after these meetings to discuss the meetings and provide input.

        See the discussion below under the caption "Certain Relationships and Related Transactions" about the voting agreements concerning our Board of Directors.

Board Committees

        During fiscal year ended December 31, 2002, our Board of Directors had four committees:

  •
  Executive Committee

  •
  Audit Committee

  •
  Compensation Committee

  •
  Nominating/Corporate Governance Committee

        The Executive Committee is currently comprised of Messrs. Crawford, Holland and Perry. The Executive Committee is authorized, subject to certain limitations, to exercise all of the powers of the Board of Directors during periods between Board meetings. During the fiscal year ended December 31, 2002, Board action was taken by the Board of Directors and as a result, the Executive Committee did not meet.

        The Audit Committee is currently comprised of Messrs. Crawford, Finnegan and Hundt. This committee's primary purpose and responsibilities are described in the "Report of the Audit Committee" section in this proxy statement. During the fiscal year ended December 31, 2002, the Audit Committee met ten times.

        The Compensation Committee is currently comprised of Messrs. Crawford, Hundt and Perry. This committee's primary purpose and responsibilities are described in the "Report on Executive Compensation" section in this proxy statement. During the fiscal year ended December 31, 2002, compensation matters were reviewed and approved by the full Board of Directors and therefore, the Compensation Committee did not hold any formal meetings in 2002.

        The Nominating/Corporate Governance Committee was established at the end of the 2002 and is currently comprised of Messrs. Holland, Hundt and Lipman. This committee makes recommendations to the Board of Directors concerning the qualifications of prospective candidates to fill vacancies on, or to be elected or re-elected to, the Board of Directors. The Board of Directors will consider written proposals from shareholders for nominees for director which are submitted to our Corporate Secretary in accordance with the procedures contained in this proxy statement under the caption "Information about Submitting Stockholder Proposals" below. This committee also makes recommendations to our Board of Directors from time to time as to matters of corporate governance. During the fiscal year ended December 31, 2002, the Nominating/Corporate Governance Committee did not meet.

Compensation of Directors.

        Non-employee Board members (i.e., Messrs. Crawford, Finnegan, Hundt, Lipman and Perry) each received $10,000 for their services for the year 2002. Beginning in 2003, our non-employee Board members receive cash compensation and non-qualified stock options. Each such Board member receives an annual retainer of $30,000. The Audit Committee chairman receives an additional annual fee of $20,000 and other Audit Committee members receive an additional annual fee of $5,000. The chairmen of the other Board committees each receive an additional annual fee of $5,000, with members receiving an additional annual fee of $2,500. In addition, such Directors receive an initial non-qualified stock option grant of 50,000 options, which vest over a three-year period and which have an exercise price equal to the fair market value on the grant date. Such Directors (assuming continued service on the Board) will also receive an additional grant of 16,667 non-qualified stock options each anniversary after the initial grant date, which vest over a three-year period and which have an exercise price equal to the fair market value on the grant date. We reimburse the members of our Board of Directors for their reasonable out-of-pocket expenses incurred in connection with attending Board or committee meetings. Additionally, we are contractually obligated to maintain certain directors' and officers' insurance.

        In March 1998, in connection with Reed Hundt joining our Board of Directors, we issued to Mr. Hundt, options to purchase 75,935 shares of common stock and 75,935 shares of common stock to Charles Ross Partners, LLC, of which Mr. Hundt is a member. The options were issued with an exercise price of $1.6466 per share. All of such options are currently vested. On November 30, 2000, Reed E. Hundt was granted options to purchase 37,500 shares of our common stock, at an exercise price of $14.0156 per share. On June 7, 2002, Reed Hundt exchanged and cancelled his 37,500 options granted to him on November 30, 2000 in connection with our tender offer for out-of-the money stock options for shares of restricted stock, as described in our Schedule TO documents filed with the SEC. His 37,500 shares of our common stock issuable upon exercise of these stock options were exchanged for 28,125 shares of restricted stock. 34% of these shares of restricted stock vested on September 12, 2002 with an additional 8.25% vesting each quarter thereafter.

        On November 30, 2000, prior to Mr. Lipman being a Board member and in connection with advisory services, Andrew Lipman was granted options to purchase 50,000 shares of our common stock, at an exercise price of $14.0156 per share. On June 7, 2002, Andrew Lipman exchanged and cancelled his 50,000 options granted to him on November 30, 2000 in connection with our tender offer for out-of-the money stock options for shares of restricted stock, as described in our Schedule TO documents filed with the SEC. His 50,000 shares of our common stock issuable upon exercise of these stock options were exchanged for 37,500 shares of restricted stock. 34% of these shares of restricted stock vested on September 12, 2002 with an additional 8.25% vesting each quarter thereafter; however, Mr. Lipman has deferred the distribution of vested shares of restricted stock until a later date.

        The stock option agreement and restricted stock agreement for Directors provide that all unvested awards become vested awards upon the (a) Director's death, (b) Director's permanent physical disability or (c) consummation of a "change in control" (as defined in the applicable agreement), if such Director is still a Director of our company immediately prior to such consummation. Once the stock options are vested, they may generally be exercised for 90 days after the Director leaves our Board of Directors for any reason; the Compensation Committee of the Board of Directors may, in their discretion, authorize a longer period of exercisability. Unvested options on the Director's termination date are automatically forfeited.

        All of the option share numbers and the option exercise prices in this proxy statement have been adjusted to reflect our 3-for-2 stock split, in the form of a 50% stock dividend, of our common stock effected February 28, 2000.

Compensation Committee Interlocks and Insider Participation.

        The Board of Directors has established a Compensation Committee, which is responsible for decisions regarding salaries, incentive compensation, stock options and other matters regarding our executive officers and employees. During 2002, the Compensation Committee members were: James Perry, James Crawford and Richard Frisbie. Richard Frisbie served until June 2002. During 2002, no member of the Compensation Committee was an employee of our company. The current Compensation Committee members are: James Perry, James Crawford and Reed Hundt, none of whom is an employee of our company. None of our executive officers serve as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Report of the Audit Committee.

        The report below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Allegiance Telecom specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

        The Audit Committee reports to the Board of Directors and is responsible for, among other things, considering the appointment of the company's independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls and discussing the company's financial statements and other financial information with management and the independent auditors. The Audit Committee acts under a written charter adopted and approved by the Board of Directors. A copy of that charter was filed with the Securities and Exchange Commission in connection with the filing of Allegiance Telecom's proxy statement for its 2002 annual meeting.

        The Directors who serve on the Audit Committee are all Independent for purposes of the current rules of the National Association of Securities Dealers, Inc. The Board of Directors, based in part upon oral discussions with representatives of the Nasdaq National Market, has determined that none of the members of the Audit Committee has a relationship to the company that may interfere with the Audit Committee's independence from the company and management.

        Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit the company's annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discuss with the Audit Committee any issues they believe should be raised.

        This year, the Audit Committee reviewed the company's audited financial statements and discussed these financial statements with both management and the company's independent auditors. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee has received from and discussed with KPMG LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. The Audit Committee has also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee recommended to the Board of Directors that the company's audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2002.

Audit Committee,
Paul J. Finnegan, Director and Committee Chairman James E. Crawford, Director Reed E. Hundt, Director

Independent Public Accountants.

        On June 7, 2002, we reported in a Form 8-K that the Audit Committee of our Board of Directors unanimously approved the appointment of KPMG LLP as the independent accountants of our company for the fiscal year ending December 31, 2002, replacing Arthur Andersen LLP. We formally terminated our relationship with Arthur Andersen and engaged KPMG LLP as our independent accountants on May 31, 2002. The audit reports of Arthur Andersen on the consolidated financial statements of our company as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2001 and 2000 and during the subsequent interim period through May 31, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Attached as Exhibit 16 to our Form 8-K filed with the SEC on June 7, 2002 is a copy of Arthur Andersen's letter, dated June 7, 2002, stating its agreement with those statements.

        During the two fiscal years ended December 31, 2001 and 2000 and through the subsequent interim period through May 31, 2002, we did not engage KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv) or 304(a)(1)(v) of Regulation S-K.

        For the period from May 31, 2002 to December 31, 2002, KPMG LLP provided services in the following categories and amounts:

May 31, 2002- December 31, 2002
Audit Fees	$839,019
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—

Total	$839,019

        For the period of January 1, 2002 through May 31, 2002 and for 2001, Arthur Andersen LLP provided services in the following categories and amounts:

	January 1, 2002- May 31, 2002		January 1, 2001- December 31, 2001
Audit Fees	$35,000		$615,826
Audit-Related Fees	—		44,807	(1)
Tax Fees	45,482	(2)	160,249
All Other Fees	—		—

Total	$80,482		$820,882

(1)
Fees for consultation on accounting matters and assistance with acquisition due diligence.

(2)
Property tax compliance services.

        The Audit Committee has considered and determined that the provision of non-audit services by the company's principal auditor is compatible with maintaining auditor independence. The Audit Committee requires that any engagement of our independent accountants to render non-audit services must be approved in advance by the Audit Committee. In 2002, our independent accountants did not render any non-audit services to us.

Certain Relationships and Related Transactions.

Securityholders Agreement

        Allegiance Telecom, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Royce J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders are parties to a Securityholders Agreement dated as of August 13, 1997. Under the terms of this agreement, in the event of an approved sale of our company, each of the fund investors, management investors and their transferees agrees to approve and, if requested, to sell its shares in such sale of our company. Most of the other provisions of this agreement, apart from certain provisions thereof, terminated upon the consummation of our initial public offering of common stock.

Registration Agreement

        Allegiance Telecom, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Royce J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders listed therein are parties to an Amended and Restated Registration Agreement dated as of September 13, 1999. The Morgan Stanley Capital Partners funds, Madison Dearborn Capital Partners, and Frontenac Company funds each are entitled to demand two long-form registrations, such as registration on Form S-1, and unlimited short-form registrations, such as registration on Form S-3, and the Battery Ventures funds are entitled to demand one long-form registration and unlimited short-form registrations. In addition, the stockholders party to the registration agreement may piggyback on primary or secondary registered public offerings of our securities. We have agreed to pay the registration expenses in connection with these demand and piggyback registrations. Each stockholder party to this registration agreement is subject to holdback restrictions in the event of a public offering of our securities.

        Allegiance Telecom, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, Bear Stearns & Co. Inc. and Donaldson Lufkin & Jenrette Securities Corporation are parties to a Warrant Registration Rights Agreement dated as of February 3, 1998. We have an effective shelf registration statement with respect to the issuance of the common stock issuable upon exercise of the redeemable warrants. We are required to maintain the effectiveness of such registration statement until all redeemable warrants have expired or been exercised. We are required to pay the expenses associated with such registration.

Voting Agreements

        Allegiance Telecom, Madison Dearborn Capital Partners II, LP, Morgan Stanley Capital Partners III, LP, MSCP III 892 Investors, LP, Morgan Stanley Capital Investors, LP, Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, Battery Ventures IV, LP, Battery Investment Partners IV, LLC, Royce J. Holland, Thomas M. Lord, Anthony J. Parella and certain other stockholders listed therein are parties to an Stock Purchase Agreement dated as of August 13, 1997. The parties to such agreement have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as Directors: Madison Dearborn Capital Partners, Morgan Stanley Capital Partners funds, and Frontenac Company funds each have the right to designate two Directors; Battery Ventures funds have the right to designate one Director; our Chief Executive Officer has the right to serve as a Director; the management investors have the right to designate three Directors; and

the final two directorships may be filled by representatives designated by the fund investors and acceptable to the management investors. The parties terminated the provisions in the Stock Purchase Agreement concerning voting on February 14, 2003.

Indebtedness of Management

        In connection with the employment of Clay Myers, our Senior Vice President of Finance and Accounting, Mr. Myers borrowed $250,000 from us on December 6, 1999. Mr. Myers issued a promissory note payable to us for this amount, which note was payable on December 6, 2002. Such note accrued interest at 5.74% per annum, which was the December 1999 applicable federal rate, and interest was payable when the note is due. The $250,000 was used by Mr. Myers to replace certain benefits he had to forego from his prior employer upon his acceptance of a position with us. Mr. Myers repaid this note in full in March 2003.

        On April 4, 2001, Tony Parella, a Director and our Executive Vice President, borrowed $3,000,000 from us. Mr. Parella issued a promissory note payable to us, which note was payable on April 4, 2004. In September 2001, Mr. Parella borrowed an additional $1,200,000. Mr. Parella issued a full recourse promissory note (the "Full Recourse Note") payable to us for a total amount of $4,200,000 plus previously accrued interest of $81,564 on the April 4, 2001 note. The Full Recourse Note is payable on April 4, 2004. This note accrues interest at 2.73% per annum, which was the November 2001 applicable federal rate, and interest is payable when this note is due. In the event Mr. Parella resigns or is terminated by us for cause (as defined in the Full Recourse Note), then this note will become immediately due and payable. Under the Full Recourse Note, we have the right to enforce the repayment obligation of Mr. Parella by looking to his personal assets. The Full Recourse Note is also secured by a pledge of Mr. Parella's Allegiance Telecom stock options, as well as 350,000 shares of Allegiance Telecom common stock. The $4,200,000 was used by Mr. Parella to repay certain debt that he incurred in connection with the purchase of land. That debt was secured by Mr. Parella's Allegiance Telecom stock and he would have been forced to sell such stock to satisfy the debt if he did not obtain another means of repaying the debt. We determined that making the loan to Mr. Parella was in the best interests of our stockholders because it allowed him to avoid a forced sale of his shares.

Other

        In fiscal 2002, Swidler Berlin Shereff Friedman LLP, a law firm of which Andrew Lipman, one of our Directors, is the Vice Chairman and a partner, performed legal services for us. We incurred approximately $450,000 in legal fees by this law firm in 2002. We intend to continue using this law firm in fiscal 2003 for advice on legal matters.

Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of copies of such reports received and written representations from certain of the reporting persons, we believe that each of our executive officers and Directors complied with all Section 16(a) filing requirements applicable to them during 2002, with the exception that a Form 4 was late in being filed for Mr. Crawford to reflect his purchase of 100,000 shares of our common stock on August 15, 2002.

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information as of December 31, 2002 with respect to the shares of our common stock that may be issued under our 1997 Nonqualified Stock Option Plan, 1998 Stock Incentive Plan and Employee Stock Discount Purchase Plan.

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (total securities authorized but unissued under the plans, less column (A))
Equity compensation plans approved by security holders	475,224	$1.82	56,839	(1)
Equity compensation plans not approved by security holders	15,607,460	$12.72	9,249,942	(2)
Total	16,082,684	$12.40	9,306,781

(1)
These shares are all issuable under the company's Employee Stock Discount Purchase Plan, which was established to provide employees a convenient means of purchasing shares of our common stock through payroll deductions. The 56,839 shares were issued in January 2003 and no more shares of our common stock will be issued under this Purchase Plan unless and until amended by our Compensation Committee.

(2)
These shares are all issuable under the Allegiance Telecom, Inc. 1998 Stock Incentive Plan, as amended.

1997 Nonqualified Stock Option Plan

        On November 13, 1997, our Board of Directors approved our 1997 Nonqualified Stock Option Plan (the "1997 Plan") providing for the grant of non-qualified stock options to directors, employees and consultants. The 1997 Plan is administered by the Compensation Committee of the Board of Directors. All of these options are now fully vested. As of December 31, 2002, 475,224 shares were reserved for issuance upon exercise of outstanding options. No more options for additional shares under this 1997 Plan will be issued. Prior to our initial public offering of common stock, our stockholders approved the 1997 Plan.

1998 Stock Incentive Plan

        On June 18, 1998, our Board of Directors approved of the Allegiance Telecom, Inc. 1998 Stock Incentive Plan (the "1998 Plan") for employees, directors, advisors and consultants. Prior to our initial public offering of common stock, our stockholders approved the original 1998 Plan. The 1998 Plan is administered by the Compensation Committee of the Board of Directors. The 1998 Plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the 1998 Plan. Options granted under the 1998 Plan may be either incentive stock options or non-qualified stock options. Stock options granted under this plan generally have a term of six years and vest over a three-year period. In general, upon an employee's termination for any reason, all unvested options immediately expire, and vested options expire if not exercised within 90 days after termination; senior vice presidents and above generally have 545 days to exercise their vested options after termination of employment for any reason. In general, if there is a change in control and an employee's employment is terminated by us (other than a termination for cause) upon such change in control or at any time during the 2-year period after such change of control occurs, all of the employee's unvested options will become vested options on the termination date; stock options granted to senior vice presidents and above accelerate upon the consummation of a change in control.

EXECUTIVE COMPENSATION

        The report below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Allegiance Telecom specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

Report on Executive Compensation.

Compensation Philosophy

        The Compensation Committee makes recommendations to the Board of Directors with respect to Allegiance Telecom's compensation policies and practices generally. The Compensation Committee also determines the compensation to be paid to Allegiance Telecom's Chief Executive Officer and each of its other senior executive officers. None of the company's executive officers has an employment agreement that provides for a specified salary, bonus, severance or other cash payment. All of the company's senior executive compensation decisions are generally made in the discretion of the Compensation Committee, subject to review and approval by the full Board of Directors. In 2002, compensation matters were reviewed and approved by the full Board of Directors and therefore, the Compensation Committee did not hold any formal meetings in 2002. Throughout 2002, Allegiance Telecom senior management also consulted with members of the Compensation Committee on compensation issues.

        Allegiance Telecom's approach to executive compensation, as implemented by the Compensation Committee, has been designed to provide a competitive compensation program that will enable the company to attract, motivate, reward and retain individuals who possess the necessary level of skill, experience and dedication. Allegiance Telecom's compensation policies are based on the principle that each executive's financial rewards should be aligned with the financial interests of Allegiance Telecom's stockholders. The Compensation Committee has therefore placed more emphasis on incentive-based equity compensation and less on cash compensation. In 2002, the Board of Directors authorized the issuance of shares of restricted stock in exchange for out-of-the money stock options to vice presidents and above in light of the declining market price of the company's stock. In doing so, the Board of Directors sought to balance the need to have Allegiance Telecom executives share in the diminution in the stock value along with all other Allegiance Telecom stockholders with the need to retain and incentivize employees for the benefit of all Allegiance Telecom stakeholders. The Board of Directors determined that, notwithstanding the decline in the company's stock price and in the stock prices of communications companies generally, offering equity compensation to retain employees remained preferable to increasing cash compensation.

        Compensation payments in excess of $1 million to Allegiance Telecom's Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for the company under Section 162(m) of the Internal Revenue Code, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation for 2002 that is subject to this limitation did not exceed $1 million for any Allegiance Telecom executive officer. Allegiance Telecom has substantial net operating loss carryforwards and the Compensation Committee therefore does not believe that the potential limitation of Section 162(m) on future compensation deductions is a material factor in determining how to structure executive compensation at the company in the near term.

Annual Salaries

        Base salaries for Allegiance Telecom's executive officers are determined by evaluating the responsibilities associated with the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Adjustments in salary and performance-based bonuses are determined by evaluating:

  •
  the competitive marketplace for management talent,

  •
  Allegiance Telecom's operating performance,

  •
  the performance of the executive officer, particularly with respect to such officer's ability to manage the company's rapid growth, and

  •
  any increased responsibilities assumed by the executive officer.

        All base salary determinations take into account the level of each executive's ownership of Allegiance Telecom stock and the incentive provided by such ownership and the vesting associated with it. Based on a comprehensive survey conducted by the company's benefits consultant in 2001, Allegiance Telecom's salaries and bonuses are generally at the median level paid by companies that are comparable to Allegiance Telecom.

        For 2002, based on company performance and the continuing poor economic environment, the company did not provide any year-end merit increases, other than 2% merit increases to the company's non-exempt employees. During the first quarter of 2003, in response to potential departures of certain senior executive officers and other factors, the Compensation Committee increased the salaries of the company's Chief Executive Officer, Chief Operating Officer and certain other senior executives for 2003 in order to bring such salaries to the 75% median level of comparable companies.

Annual Bonuses

        Allegiance Telecom considers the payment of cash bonuses as an important component of the incentive compensation provided to each of its executive officers. Bonus targets for each such executive are set annually by the Compensation Committee at the beginning of each year. In general, one-half of any potential bonus is payable based upon the level of Allegiance Telecom's achievement of its strategic and operating goals and the other half based upon the level of personal achievement by the individual executive officer. In consultation with senior management, the Compensation Committee determined not to pay any year-end cash bonuses for 2002 for any of its employees or officers.

Compensation of Chief Executive Officer

        For 2002, Royce Holland's salary was $275,000 (the same as 2001) and his maximum bonus target was $137,500 (and as discussed above, Royce Holland did not receive a year-end bonus for 2002). These amounts represented less than the median level paid to chief executive officers of comparable companies according to the 2001 report of the benefits consultant retained on behalf of the Compensation Committee. As such, Mr. Holland's compensation was lower than that of his peers. Recognizing that Mr. Holland's founder's equity in Allegiance Telecom is fully vested, that his cash compensation package was less than the median level paid to CEOs of comparable companies and the need to retain his leadership during a very critical time, the Compensation Committee increased Mr. Holland's 2003 salary to $525,000 with a target bonus of 75%, such total cash compensation representing approximately 75% of the median level for CEO compensation based on the company's benefits consultant report.

Stock Programs

        Royce Holland, Tom Lord, Dan Yost and Tony Parella were part of Allegiance Telecom's founding management team and today beneficially own in the aggregate approximately 10.4 million shares of common stock (not including shares of unvested restricted stock), or approximately 8.4% of the total shares outstanding as of March 31, 2003. Including Royce Holland, Tom Lord, Dan Yost and Tony Parella, Allegiance Telecom's founding management team consists of a number of executives currently employed by the company. All employees, including executive officers, of Allegiance Telecom and its subsidiaries are eligible for grants of stock options, including outperform stock options. During each fiscal year, the Compensation Committee authorizes the grant of stock options to employees, including executive officers, who are recommended by management as being in a position to continue to contribute to the company's growth and profitability. The number of options granted to a particular employee is based on management's assessment of his or her performance and contribution.

        In the past, this founders' stock, together with the company's option plans and employee stock discount purchase plan, have contributed to Allegiance Telecom's ability to attract and retain the best available personnel. It has been the philosophy of the Compensation Committee to tie a significant portion of an executive's total opportunity for financial gain to increases in the value of Allegiance Telecom's common stock. The Compensation Committee believes that employees who are owners of the company will focus on its long-term success and on building value. In light of the company's stock performance in 2002 and the depressed economic environment, the Compensation Committee will continue to assess the use of equity incentives on a going-forward basis.

Compensation Committee,
James N. Perry, Jr., Director and Committee Chairman James E. Crawford, III, Director Reed E. Hundt, Director

Summary Compensation Table.

        The following table sets forth certain summary information for the years ended December 31, 2002, 2001 and 2000, concerning the compensation paid and awarded to (a) our Chief Executive Officer and (b) the four other executive officers who, based on salary and bonus compensation from us, were the most highly compensated officers of our company for the year ended December 31, 2002 (such five executive officers are referred to as the "Named Executive Officers").

						Long Term Compensation
		Annual Compensation
Name and Principal Position						Restricted Stock Awards($)		Securities Underlying Options(#)(2)
	Year	Salary($)		Bonus($)
Royce J. Holland Chairman of the Board and Chief Executive Officer	2002 2001 2000	$ $ $	275,000 275,000 250,000	$	— 55,000 (2)	$816,000 — —	(1)	21,404 1,021,404 21,404
C. Daniel Yost President and Chief Operating Officer	2002 2001 2000	$ $ $	275,000 275,000 250,000	$	— 55,000 (2)	$326,400 — —	(1)	21,404 421,404 21,404
Thomas M. Lord Executive Vice President of Corporate Development and Chief Financial Officer	2002 2001 2000	$ $ $	250,000 250,000 225,000	$	— 50,000 (2)	$326,400 — —	(1)	21,404 421,404 21,404
Anthony J. Parella(3) President, Telecom and Retail Services	2002 2001 2000	$ $ $	245,000 245,000 185,600	$	— 49,000 (2)	$1,275,000 — —	(1)	7,135 1,607,135 1,207,135
Mark B. Tresnowski Executive Vice President, General Counsel and Secretary	2002 2001 2000	$ $ $	240,000 240,000 215,000	$	— 48,000 (2)	$522,750 — —	(1)	465,703 1,155,703 805,703

(1)
Amounts are calculated based upon 800,000, 320,000, 320,000, 1,250,000 and 512,500 shares of restricted stock granted to each of Messrs. Holland, Yost, Lord, Parella and Tresnowski, respectively, on June 7, 2002 using the Nasdaq closing market price for our common stock on that date of $1.02 per share. See the discussion below under "Restricted Stock Agreements."

(2)
The absence of cash bonuses for these executives was taken into account in determining 2000 year-end outperform stock option grants for such officers. For Royce Holland, Dan Yost and Tom Lord, 21,404 of these are outperform stock options. For Tony Parella, 7,135 of these are outperform stock options. For Mark Tresnowski, 10,703 of these are outperform stock options. These options terminated by their terms on March 31, 2003. See the discussion below under "Outperform Stock Option Grants." Certain stock options were exchanged for shares of restricted stock, as discussed below under "Restricted Stock Agreements."

(3)
We loaned an aggregate of $4,200,000 to Tony Parella in 2001. The full recourse note for this loan accrues interest at 2.73% per annum, which was the November 2001 applicable federal rate. Mr. Parella's annual compensation in the table above does not include any amounts for imputed interest, which is consistent with Internal Revenue Service regulations. See the discussion above under "Certain Relationships and Related Transactions-Indebtedness of Management."

Option Grants in Last Fiscal Year.

        We grant stock options to our employees, officers, Board of Directors and consultants under our 1998 Stock Incentive Plan, as amended. As of December 31, 2002, we have reserved for issuance a total of 25,332,626 shares under the 1998 Stock Incentive Plan and the 1997 Nonqualified Stock Option Plan. We did not grant any stock options (or SARs) to the Named Executive Officers during fiscal 2002.

Exercise of Stock Options and Fiscal Year-End Option Values.

        The following table sets forth information concerning the number and value of stock options held at 2002 fiscal year-end by the Named Executive Officers. There were no stock option exercises during fiscal 2002 by the Named Executive Officers.

			Number of Securities Underlying Unexercised Options at 12/31/02(#)		Value of Unexercised In-the-Money Options at 12/31/02($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Royce J. Holland	—	$—	21,404	—	$—	$—
C. Daniel Yost	—	$—	21,404	—	$—	$—
Thomas M. Lord	—	$—	21,404	—	$—	$—
Anthony J. Parella	—	$—	7,135	—	$—	$—
Mark B. Tresnowski	—	$—	465,703	—	$—	$—

(1)
Based on the December 31, 2002 closing price of $0.67 per share of our common stock as reported on the Nasdaq National Market, there were no in-the-money options.

Outperform Stock Option Grants.

        In 2000, we granted outperform stock options (also referred to as "OSOs") under our 1998 Stock Incentive Plan, as amended, to certain employees. A holder of an OSO is entitled to receive shares of our common stock (or cash, in the discretion of the Compensation Committee in connection with a change of control of our company) based on the performance of our common stock compared to the performance of the Nasdaq 100 Index. The exercise price of OSOs may increase or decrease based on the aggregate percentage increase or decrease in the Nasdaq 100 Index. The value received for awards under an OSO agreement is based on a formula involving a multiplier (not to exceed eight) related to how much our common stock outperforms the Nasdaq 100 Index. To the extent that our common stock outperforms the Nasdaq 100 Index, the value of these outperform stock options to an option holder may exceed the value of our standard non-qualified stock options. For example, an executive receives 1,000 OSOs on November 30, 2000 at an exercise price of $14.0156. Assume that from November 30, 2000 to March 31, 2003, our common stock price increases from $14.0156 to $20 (a 42.698% increase). Assume also that during this same period, the Nasdaq 100 Index increases from 2341.70 to 2500 (a 6.76% increase). The original exercise price of the OSO changes based on the percentage change in the Nasdaq 100 Index, and therefore, the exercise price of these OSOs would increase from $14.0156 to $14.9631. In this example, because our common stock outperformed the Nasdaq 100 Index by more than 10%, a multiplier of eight (the maximum multiplier) would be applied to the value of the OSO. As a result, these options would be worth $40,296 on March 31, 2003. If the performance of our common stock does not exceed the performance of the Nasdaq 100 Index, an OSO will have no value. Upon exercise of an OSO, the Compensation Committee has the discretion to deliver shares of our common stock and/or cash equal to the value of the OSO.

        All of the OSOs granted in 2000 were granted on November 30, 2000, have an initial exercise price of $14.0156 and are now fully vested. These options expired by their terms on March 31, 2003.

Executive Agreements.

Royce J. Holland Executive Agreement

        In August 1997, Allegiance Telecom, Allegiance Telecom, LLC, and Royce Holland entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance Telecom and Royce Holland amended and restated the Executive Purchase Agreement. These agreements include, among others, the following terms:

        Restrictions on Transfer; Holdback and Drag Along Agreements.    Mr. Holland's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested. However, his executive securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of our securities and provisions requiring the holder of such shares to approve and, if requested by us, sell shares in any sale of our company that is approved by the Board.

        Terms of Employment.    Mr. Holland is an at will employee and, thus, may be terminated by us at any time and for any reason. Mr. Holland is not entitled to receive any severance payments upon any such termination.

        Noncompetition and Nonsolicitation Agreements.    During the noncompete period described below, Mr. Holland may not hire or attempt to induce any employee of our company to leave us, nor attempt to induce any of our customers or other business relations to cease doing business with us, nor in any other way interfere with our relationships with our employees, customers, and other business relations. Also, during this noncompete period, Mr. Holland may not participate in any business engaged in the provision of competitive local exchange telecommunications services in any metropolitan statistical area in which we have engaged in business or have at any time had an approved business plan to engage in business. The noncompete period in this agreement is the period of employment and the one year following termination of employment for any reason, but terminates immediately upon a qualified sale of our company.

        Gross-Up for Excise Taxes.    In addition, the Holland Executive Purchase Agreement contains a gross-up provision pursuant to which any payment, which would be subject to certain excise taxes occurring as a result of such agreement, would include an additional gross-up payment resulting in the executive retaining an additional amount equal to these excise taxes.

C. Daniel Yost Executive Agreement

        In January 1998, Allegiance Telecom, Allegiance Telecom, LLC, and Dan Yost entered into an Executive Purchase Agreement, a Securityholders Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance Telecom and Dan Yost amended and restated the Executive Purchase Agreement, containing substantially the same terms as those described above for Royce Holland. Mr. Yost's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested.

Thomas M. Lord Executive Agreement

        In August 1997, Allegiance Telecom, Allegiance Telecom, LLC, and Tom Lord entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. In December 1999, Allegiance Telecom and Tom Lord amended and restated the Executive Purchase Agreement, containing substantially the same terms as those described above for Royce Holland. Mr. Lord's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested.

Anthony J. Parella Executive Agreement

        In August 1997, Allegiance Telecom, Allegiance Telecom, LLC and Tony Parella entered into an Executive Purchase Agreement, a Securityholders Agreement, Stock Purchase Agreement and a Registration Agreement. The Registration Agreement was amended and restated on September 13, 1999. Certain of these agreements are also described under "Certain Relationships and Related Transactions" above. These agreements include, among others, the following terms:

        Restrictions on Transfer; Holdback and Drag Along Agreements.    Mr. Parella's Allegiance Telecom common stock issued under his Executive Purchase Agreement is currently 100% vested. However, these executive securities are subject to various restrictions on transferability, holdback periods in the event of a public offering of our securities and provisions requiring the holder of such shares to approve and, if requested by us, sell its shares in any sale of our company that is approved by the Board.

        Terms of Employment.    Mr. Parella is an at will employee and, thus, may be terminated by us at any time and for any reason. Mr. Parella is not entitled to receive any severance payments upon any such termination.

Restricted Stock Agreements.

        On June 7, 2002, pursuant to tender offer documents that we filed with the SEC, we exchanged and cancelled (a) Mr. Parella's 600,000 shares issuable upon exercise of certain out-of-the money stock options for 450,000 shares of restricted stock and (b) Mr. Tresnowski's 150,000 shares issuable upon exercise of certain out-of-the money stock options for 112,500 shares of restricted stock. In general, that restricted stock vested 34% on September 12, 2002 with an additional 8.25% vesting each quarter thereafter, assuming they are employees of the company on such vesting dates. Each of Mr. Parella and Mr. Tresnowski has deferred the distribution of certain vested shares of restricted stock until a later date. On that same day, pursuant to negotiated transactions, we exchanged and cancelled (a) Mr. Holland's 1,000,000 shares issuable upon exercise of out-of-the money stock options for 800,000 shares of restricted stock, (b) Mr. Yost's 400,000 shares issuable upon exercise of out-of-the money stock options for 320,000 shares of restricted stock, (c) Mr. Lord's 400,000 shares issuable upon exercise of out-of-the money stock options for 320,000 shares of restricted stock, (d) Mr. Parella's 1,000,000 shares issuable upon exercise of out-of-the money stock options for 800,000 shares of restricted stock and (e) Mr. Tresnowski's 500,000 shares issuable upon exercise of out-of-the money stock options for 400,000 shares of restricted stock. In general, this restricted stock will vest 47.75% on July 31, 2003 with an additional 2.75% vesting each month thereafter, assuming they are employees of the company on such vesting dates. Dividends on the restricted stock will only be paid to the extent that they are paid with respect to shares of common stock. Each of the restricted stock agreements include change of control provisions that accelerate the vesting of these shares of restricted stock, as discussed below under "Stock Option Agreements."

Stock Option Agreements.

        On June 7, 2002, in connection with our tender offer for out-of-the money options for shares of restricted stock, as described in our Schedule TO documents filed with the SEC, Tony Parella exchanged and cancelled his 600,000 options granted to him on November 30, 2000 that had an exercise price of $14.0156 per share, for 450,000 shares of restricted stock. In addition, on June 7, 2002, pursuant to individually negotiated transactions, Tony Parella exchanged and cancelled his 1,000,000 options granted to him on October 15, 2001 for 800,000 shares of restricted stock.

        On February 1, 1999, we granted Mark Tresnowski stock options to purchase 495,000 non-qualified stock options with an exercise price of $0.6666, all of which are now vested. As of December 31, 2002, 455,000 of these options were outstanding. On June 7, 2002, in connection with our tender offer for out-of-the money options for shares of restricted stock, as described in our Schedule TO documents filed with the SEC, Mark Tresnowski exchanged and cancelled his 150,000 options granted to him on November 30, 2000 that had an exercise price of $14.0156 per share, for 112,500 shares of restricted stock. In addition, on June 7, 2002, pursuant to individually negotiated transactions, Mark Tresnowski exchanged and cancelled his 500,000 options granted to him on October 15, 2001 for 400,000 shares of restricted stock.

        All of these stock option and restricted stock agreements provide that upon the consummation of a "change in control," if such executive is still employed by us immediately prior to such consummation, all unvested awards become vested awards. A "change in control" is defined as any of the following events: (i) if any person or group as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than any employee benefit plan of Allegiance Telecom or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of Allegiance Telecom ("Exempt Person"), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of Allegiance Telecom representing 50% or more of the combined voting power of Allegiance Telecom's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Allegiance Telecom and any new directors whose election by the Board or nomination for election by Allegiance Telecom's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of Allegiance Telecom approve a merger or consolidation of Allegiance Telecom with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of Allegiance Telecom outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Allegiance Telecom or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of Allegiance Telecom is not affected and following which Allegiance Telecom's chief executive officer and directors retain their positions with Allegiance Telecom (and constitute at least a majority of the Board); or (iv) the stockholders of Allegiance Telecom approve a plan of complete liquidation of Allegiance Telecom or an agreement for the sale or disposition by Allegiance Telecom of all or substantially all Allegiance Telecom's assets, other than a sale to an Exempt Person.

        In addition, these stock option and restricted stock agreements contain a gross-up provision pursuant to which any payment, which would be subject to certain excise taxes occurring as a result of these agreements, would include an additional gross-up payment resulting in the executive retaining an additional amount equal to these excise taxes.

COMMON STOCK PERFORMANCE

        The graphs below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

        The graphs below set forth comparative information regarding our total stockholder return from July 1, 1998 (the date our common stock commenced public trading) through December 31, 2002 (the end of fiscal 2002). The graph assumes the investment of $100 on July 1, 1998 in our common stock, the Peer Group Index and the Nasdaq Composite Index, and assumes dividends are reinvested. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

	07/01/98	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Allegiance Telecom, Inc,	100.00	88.18	670.90	242.82	90.41	7.31
Peer Group Index (1)	100.00	42.75	309.94	285.46	76.12	9.96
Nasdaq Composite Index	100.00	113.86	208.55	128.27	102.25	71.32

(1)
The industry peer group consists of competitive local exchange carriers with common stock registered under the Securities Exchange Act of 1934 and traded on a U.S. stock exchange or quoted on the Nasdaq Stock Market, and consists of: Choice One Communications Inc.; Focal Communications Corporation; McLeodUSA Incorporated; Mpower Communications Corp. and Time Warner Telecom Inc. Although included in our peer group last year, we have not included Adelphia Business Solutions Inc. or XO Communications, Inc. this year because their common stock was delisted in 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of March 31, 2003 by:

  •
  each of the Directors,

  •
  each of the Named Executive Officers,

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  all Directors and Named Executive Officers as a group, and

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  each owner known by us to own beneficially more than 5% of our outstanding common stock.

        Beneficial ownership of less than one percent is indicated by an asterisk. The percentages specified below are based on 124,778,137 shares of common stock outstanding as of March 31, 2003. Unless otherwise noted, the address for each Director and Named Executive Officer below is c/o Allegiance Telecom, Inc., 9201 North Central Expressway, Dallas, Texas 75231.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Directors and Named Executive Officers:
Royce J. Holland(1)	5,490,798	4.40%
C. Daniel Yost(2)*	2,066,919	1.66%
Thomas M. Lord(3)*	2,268,283	1.82%
Anthony J. Parella(4)	624,345	**
Mark B. Tresnowski(5)	470,912	**
James E. Crawford, III(6)(7)	1,471,518	1.18%
Paul J. Finnegan(8)	45,512	**
Jacob J. Goldberg	—	—
Reed E. Hundt(9)	88,138	**
Andrew D. Lipman(10)*	15,050	**
James N. Perry, Jr.(8)(11)	37,723	**
All Directors and Named Executive Officers as a group (11 persons)	12,579,198	10.08%
Other 5% Owners:
Morgan Stanley Capital Partners(12)	7,453,369	5.97%
Madison Dearborn Capital Partners II, L.P.	7,307,325	5.86%
Royce & Associates (13)	6,939,000	5.56%

*
Nominee for Director.

**
Denotes less than one percent.

(1)
Consists of: (a) 2,576,070 shares of common stock owned directly by Mr. Holland, (b) 2,910,828 shares of common stock owned by the Royce J. Holland Family Limited Partnership, of which Royce J. Holland is the sole general partner and (c) 3,900 shares of common stock held by Mr. Holland as custodian for his children, as to which 3,900 shares Mr. Holland disclaims beneficial ownership. In addition, Royce Holland also owns 800,000 unvested shares of restricted stock, as described under "Restricted Stock Agreements."

(2)
Consists of 2,066,919 shares of common stock owned directly by Mr. Yost. In addition, Dan Yost also owns 320,000 unvested shares of restricted stock, as described under "Restricted Stock Agreements."

(3)
Consists of: (a) 1,059,141 shares of common stock owned directly by Mr. Lord, (b) 525,730 shares of common stock owned by Mr. Lord's wife and (c) 341,706 shares of common stock owned by each of Mr. Lord's two sons. In addition, Tom Lord also owns 320,000 unvested shares of restricted stock, as described under "Restricted Stock Agreements."

(4)
Consists of: (a) 471,345 shares of common stock owned directly by Mr. Parella and (b) 153,000 shares of vested restricted stock. In addition, Tony Parella owns an additional 1,097,000 shares of restricted stock, as described under "Restricted Stock Agreements."

(5)
Consists of: (a) 15,912 shares of common stock owned directly by Mr. Tresnowski and (b) 455,000 shares issuable upon exercise of vested stock options. In addition, Mark Tresnowski also owns 512,500 shares of restricted stock, as described under "Restricted Stock Agreements."

(6)
1,169,790 shares of common stock are owned by Frontenac VII Limited Partnership and 62,952 shares of common stock are owned by Frontenac Masters VII Limited Partnership. Mr. Crawford is a Managing Member of Frontenac Company, VII, L.L.C., the general partner of Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership. Mr. Crawford's address is c/o Frontenac Company, 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603. Mr. Crawford disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest.

(7)
Includes: (a) 232,622 shares of common stock owned directly by Mr. Crawford, (b) 3,250 shares owned by Mr. Crawford's spouse and (c) 1,452 shares held in a dynasty trust for the benefit of Mr. Crawford's son, and 1,452 shares held in a dynasty trust for the benefit of Mr. Crawford's daughter. Mr. Crawford disclaims ownership of the shares of common stock described in clause (c).

(8)
Messrs. Finnegan and Perry are Managing Directors of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners II, L.P. and their address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.

(9)
Consists of: (a) 10,000 shares of common stock owned directly by Mr. Hundt, (b) 63,935 shares of common stock issuable upon exercise of vested stock options and (c) 14,203 shares of vested restricted stock. Reed Hundt also owns an additional 13,922 unvested shares of restricted stock. Mr. Hundt's address is c/o McKinsey and Company, 600 14th Street, NW, Suite 300, Washington, DC 20005.

(10)
Consists of 15,050 shares held directly by Mr. Lipman. Andrew Lipman also owns an additional 37,500 unvested shares of restricted stock. Mr. Lipman's address is c/o Swidler Berlin Shereff Friedman, LLC, 3000 K Street, NW, Suite 300, Washington, D.C. 20007-5116.

(11)
Consists of: (a) 15,089 shares held directly by Mr. Perry through a living trust and (b) 22,634 shares owned by a family limited partnership.

(12)
These shares of common stock are owned by Morgan Stanley Capital Partners III, L.P. (6,573,639 shares), MSCP III 892 Investors, L.P. (673,026 shares) and Morgan Stanley Capital Investors, L.P. (206,704 shares).

(13)
Royce & Associates, LLC has sole voting and sole dispositive power as to these shares. Royce & Associates, LLC is a registered investment advisor and its address is 1414 Avenue of the Americas, New York, New York 10019. Information is as of January 31, 2003 and is derived from SEC filings.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Election of Directors.

        The Board has nominated the following three persons for election to the Board at the Annual Meeting:

  Andrew D. Lipman
  Thomas M. Lord
  C. Daniel Yost

        Directors who are elected at the Annual Meeting will be Class II Directors and will serve until the annual meeting of stockholders to be held in 2006 or until their successors are elected and qualified. The nominees have each indicated that they are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the current Board may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

        Directors will be elected by a plurality of the shares present and voting at the meeting. In other words, the three nominees receiving the largest number of votes will be elected to the Board of Directors.

        It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election to our Board of Directors of Messrs. Lipman, Lord and Yost.

The Board of Directors recommends a
vote for the election of all nominees as Directors.

Proposal 2: Ratification of Appointment of KPMG LLP.

        Our Board of Directors has selected KPMG LLP as the company's independent public accountants for the fiscal year ending December 31, 2003. KPMG LLP has audited our consolidated financial statements since fiscal year ended December 31, 2002. Stockholder ratification of this proposal is not required to be voted upon by the stockholders. However, our Board of Directors is submitting this proposal to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of KPMG LLP by a majority vote, the Board will reconsider whether or not to retain KPMG LLP, although the Board would not be required to select different independent public accountants for our company. Even if this proposal is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accountant at any time during the year if the Board of Directors determines that such a change would be in the best interests of our company and our stakeholders.

        Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        The Board of Directors is seeking ratification of its selection by the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

The Board of Directors recommends a vote for
ratification of the appointment of KPMG LLP
as Allegiance Telecom's independent public accountants.

Other Matters.

        Our management does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters.

INFORMATION ABOUT SUBMITTING STOCKHOLDER PROPOSALS

        Stockholder proposals for inclusion in our proxy materials for our annual meeting of stockholders to be held in 2004 should be addressed to our Corporate Secretary at 700 E. Butterfield Road, Suite 400, Lombard, IL 60148. Such proposals must be received by us on or before February 7, 2004.

        If a stockholder, rather than placing a proposal in our proxy as discussed above, commences his or her own proxy solicitation for the 2004 annual meeting of stockholders or seeks to nominate a candidate for election or proposes business for consideration at such meeting, the stockholder must give timely written notice to our Corporate Secretary. To be timely, a stockholder's notice must:

  •
  be delivered to or mailed and received at our principal executive offices in Dallas, Texas,

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  not less than 60 days nor more than 90 days prior to the meeting, and

  •
  meet certain other requirements as set forth in our by-laws.

        However, in the event that less than 70 days' notice or prior public announcement is given or made to stockholders, notice must be given by the stockholder not later than the close of business on the tenth day following the date which such notice was mailed or such public announcement was made. Our proxy relating to the annual meeting of stockholders to be held in 2004 will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us outside of these dates. Any stockholder interested in making such a nomination or proposal should obtain a copy of our by-laws. We have filed these by-laws with the SEC.

OTHER INFORMATION

        Our annual report on Form 10-K for the fiscal year ended December 31, 2002 was mailed to stockholders prior to or together with the mailing of this proxy statement. We are required to file the annual report on Form 10-K for the fiscal year ended December 31, 2002 with the SEC. Stockholders may obtain, free of charge, a copy of this annual report on Form 10-K by writing to: Andrew Albrecht, Vice President, Investor Relations, Allegiance Telecom, Inc., 3500 Piedmont Road, Suite 340, Atlanta, Georgia 30305, telephone number (404) 475-4102, facsimile number (404) 475-4105, email: andrew.albrecht@algx.com. We will provide copies of the exhibits to our annual report on Form 10-K upon payment of a reasonable fee.

        A list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of 10 days before the Annual Meeting at our offices located at: (a) 9201 North Central Expressway, Dallas, Texas 75231 and (b) 700 E. Butterfield Road, Suite 400, Lombard, Illinois 60148.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

        ALLEGIANCE TELECOM, INC.

ANNUAL MEETING OF STOCKHOLDERS
JULY 29, 2003

PROXY

The undersigned hereby appoints Royce J. Holland, G. Clay Myers and Mark B. Tresnowski or any of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Allegiance Telecom, Inc., to be held at 9201 North Central Expressway, Dallas, Texas 75231, on Tuesday, July 29, 2003, at 11:00 a.m., local time and at any adjournment(s) or postponement(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting with respect to the proposals set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed postage prepaid envelope.

SEE REVERSE SIDE

/*\FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL/*\

HOW TO RECEIVE FUTURE ANNUAL REPORTS AND
PROXY STATEMENTS ON-LINE

You may receive future Allegiance Telecom, Inc. Annual Reports and Proxy Statements on-line over the Internet by submitting your consent to Allegiance Telecom. This will save Allegiance Telecom postage and printing expenses and provide information to you faster. If you are a registered stockholder and you wish to consent to Internet delivery of future Annual Reports and Proxy Statements, follow the instructions set forth below.

    •
    Log onto the Internet and go to web site: http://www.econsent.com/algx (if you are voting your shares this year using the Internet, you can link to this web site directly from the web site where you vote your shares).

    •
    You will be asked to consent to Internet delivery of annual meeting materials and provide your e-mail address and account number. Your account number is the 10 digit hyphenated number located above your name on this proxy card.

If you are not a registered stockholder and you wish to consent to Internet delivery of future Annual Reports and Proxy Statements, please contact your bank, broker or other agent and inquire about the availability of such option for you.

If you consent, your account will be so noted and, when future Allegiance Telecom Annual Reports and Proxy Statements become available, you will be notified by e-mail as to how to access them on the Internet.

If you elect to receive your Allegiance Telecom materials over the Internet, you can still request paper copies by reregistering on the Internet site above, or by contacting Allegiance Telecom, Inc. at 3500 Piedmont Road, Suite 340, Atlanta, Georgia 30305, Attention: Investor Relations.

☒	Please mark your votes as in this example.

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.

Directors recommend a vote FOR all Nominees in Proposal 1.
1.	Election of 4 Directors.	FOR ☐	WITHHELD ☐	Nominees: 01. Andrew D. Lipman 02. Thomas M. Lord 03. C. Daniel Yost
For all except the following nominee(s):

Directors recommend a vote for Proposal 2.
2.	Ratification of KPMG LLP	FOR ☐	AGAINST ☐

Please date and sign here exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, give full title. If stock is in the name of: (1) a corporation, an authorized officer should sign; (2) a partnership, an authorized officer should sign in the partnership name; (3) two or more persons, each should sign.
Please complete, sign, date and return this proxy promptly using the enclosed postage prepaid envelope.

SIGNATURE(S) DATE

/*\FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL/*\

ALLEGIANCE TELECOM, INC. ANNUAL MEETING—JULY 29, 2003

Now Offering Telephone or Internet Voting Services—Fast and Convenient!

VOTE BY TELEPHONE (1-877-779-8683)

  •
  Call toll-free 1-877-779-8683.

  •
  Follow the simple recorded instructions.

  •
  When prompted for your "Voter Control Number," enter the series of numbers printed in the box above using your touch-tone telephone.

  VOTE BY INTERNET (www.eproxyvote.com/algx)

  •
  Stockholders with Internet access may go to http://www.eproxyvote.com/algx.

  •
  Follow the simple on-line instructions.

  •
  When prompted for your "Voter Control Number," enter the series of numbers printed in the box above.

Telephone or Internet voting authorizes the named proxies to represent you at the meeting in the same manner as if you completed, signed, dated and mailed your proxy card.
IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO MAIL YOUR PROXY CARD.

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT VOTING
GOVERNANCE OF THE COMPANY
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
COMMON STOCK PERFORMANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
INFORMATION ABOUT SUBMITTING STOCKHOLDER PROPOSALS
OTHER INFORMATION